Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CITIZENS REPUBLIC BANCORP, INC.
The present name of the Corporation is Citizens Republic Bancorp, Inc. (CID No. 031-208). The previous name of the Corporation was Citizens Banking Corporation. The original Articles of Incorporation of the Corporation were filed on November 10, 1980. These Amended and Restated Articles of Incorporation were duly adopted by the directors and the shareholders in accordance with Sections 641 and 642 of the Business Corporation Act of Michigan.
Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Articles:
ARTICLE I
The name of the Corporation is CITIZENS REPUBLIC BANCORP, INC.
ARTICLE II
The purpose or purposes for which the Corporation is organized is to engage in any activity within the purposes for which a Corporation may be organized under the Business Corporation Act of Michigan, and specifically, but not in limitation of the foregoing, to be a bank holding company under the Bank Holding Company Act of 1956, as amended, and to engage in, or acquire an interest in other companies which engage in, activities closely related to banking as such activities are defined by the Board of Governors of the Federal Reserve System.
ARTICLE III
The total authorized capital stock is:
Common shares 100,000,000 No Par Value
Preferred shares 5,000,000 No Par Value
ARTICLE IV
(A) A statement of all or any of the relative rights, preferences and limitations of the common shares is as follows:
(1) Any distribution of profits of the Corporation voted by the directors as dividends payable in cash, or in shares of the Corporation, or in other securities of the Corporation or in other securities, shall be distributed to the shareholders in proportion to their ownership of the shares of the Corporation.
(2) Each shareholder shall have one vote per share in elections of directors and on any other matters properly coming up at shareholders’ meetings for action by shareholders.

(3) Voting in elections of directors shall not be cumulative.
(4) Shareholders shall not have preemptive rights to subscribe for or purchase any authorized but unissued shares of the Corporation or any other securities or rights to be issued by the Corporation.
(5) In the event of liquidation of the assets of the Corporation after payment of all of its debts, the remainder of such assets shall be distributed to the shareholders in proportion to their ownership of the shares of the Corporation.
(B) The relative rights, preferences and limitations of the preferred shares shall be determined as follows:
The board of directors is empowered to determine the stated value per share thereof and to divide and redivide said preferred shares into classes and series and to designate and redesignate the rights, preferences and limitations of each class or series.
ARTICLE V
The address of the registered office is:
328 S. Saginaw Street
Flint, Michigan 48502
The name of the initial resident agent at the registered office is:
Thomas W. Gallagher
ARTICLE VI
The business and affairs of the Corporation shall be managed by or under the direction of a board of directors consisting of not less than ten nor more than twenty-five directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the board of directors elected and serving. At the 2009 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2010 annual meeting of stockholders and shall hold office until the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, retirement, disqualification or removal from office; at the 2010 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2011 annual meeting of stockholders and shall hold office until the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, retirement, disqualification or removal from office; and at each annual meeting of stockholders thereafter, the directors shall be elected for terms expiring at the next annual meeting of stockholders and shall hold office until the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the board of directors elected and serving, and any other vacancy occurring in the board of directors may be filled by a majority of the directors elected and serving, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these articles of incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this article VI unless expressly provided by such terms.
Except as otherwise provided in these Articles, directors shall be elected by a majority of the votes cast at an election as specified in greater detail in the bylaws of the Corporation.
ARTICLE VII

The directors shall have the power to make, alter, amend, change, add to or repeal the bylaws of the Corporation not inconsistent with the provisions of these articles of incorporation. The affirmative vote of the holders of not less than two thirds of the outstanding shares of capital stock of the Corporation entitled to vote shall be required for the approval and adoption of any amendment, alteration, change, addition to or repeal of article II, section 3 of the bylaws of the Corporation proposed by any shareholder of the Corporation.
Any amendment, change or repeal of this article VII, or any other amendment of these articles of incorporation which will have the effect of modifying or permitting circumvention of this article VII, shall require the favorable vote, at a meeting of the shareholders of the Corporation, of the holders of at least two thirds of the then outstanding shares of capital stock of the Corporation entitled to vote; provided, however, that such two thirds vote shall not be required for any such amendment, change or repeal recommended to shareholders by the affirmative vote of not less than three-fourths of the board of directors, and such amendment, change, or repeal so recommended shall require only the vote, if any, required under the applicable provision of the Business Corporation Act of Michigan.
ARTICLE VIII
Any action required or permitted to be taken at any annual or special meeting of shareholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of not less than two thirds of the outstanding shares of capital stock of the Corporation entitled to vote. Any amendment, change or repeal of this article VIII, or any other amendment of these articles of incorporation which will have the effect of modifying or permitting circumvention of this article VIII, shall require the favorable vote, at a meeting of the shareholders of the Corporation, of the holders of at least two thirds of the then outstanding shares of capital stock of the Corporation entitled to vote; provided, however, that such two thirds vote shall not be required for, any such amendment, change or repeal recommended to shareholders by the affirmative vote of not less than three-fourths of the board of directors elected and serving, and such amendment, change, or repeal so recommended shall require only the vote, if any, required under the applicable provision of the Business Corporation Act of Michigan.
ARTICLE IX
(a) No director of the Corporation shall be personally liable to the Corporation or to its shareholders for monetary damages for breach of the director’s fiduciary duty except for liability (i) for a breach of the director’s duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for a violation of Section 551(1) of the Business Corporation Act of Michigan; (iv) for a transaction from which the director derived an improper personal benefit, or (v) for an act or omission occurring before March 1, 1987.
(b) The indemnification or advancement of expenses provided by law is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under these articles of incorporation, the bylaws of the Corporation or a contractual agreement.
These Amended and Restated Articles of Incorporation were duly adopted by the Board of Directors without a vote of the shareholders. These Amended and Restated Articles of Incorporation only restate and integrate and do not further amend the provisions of the Articles of Incorporation as heretofore amended and there is no material discrepancy between these provisions and the provisions of these Amended and Restated Articles of Incorporation.
Signed this 29 thday of April, 2008.

	By:	/s/ Thomas W. Gallagher

(Signature of an authorized officer or agent)
Thomas W. Gallagher
General Counsel and
Secretary
(Type or Print Name)

Name of person or organization remitting fees:	Preparer’s name and business telephone number:

Dykema Gossett PLLC	Mark A. Metz, Esq.
(313)568-5434